Exhibit 10.4

CannaPharmaRx CANADA CORP.

- and –

CannaPharmaRx, INC.

- and –

SHARE PURCHASE AGREEMENT

June 11, 2019

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is dated June 11, 2019, between CannaPharmaRx Canada Corp. (the “Purchaser”), CannaPharmaRx, Inc. (the “Purchaser Parent”) and Sunniva Inc. (the “Vendor”).

WHEREAS the Vendor is the registered and beneficial owner of all of the issued and outstanding common shares in the capital of Sunniva Medical Inc. (the “Corporation”).

AND WHEREAS the Vendor wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Vendor, all of the issued and outstanding common shares of the Corporation upon and subject to the terms and conditions contained in this Agreement.

AND WHEREAS the Purchaser Parent is the parent corporation of the Purchaser and has agreed to guarantee the obligations of the Purchaser pursuant to this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party hereto, the Parties agree as follows:

Article 1
INTERPRETATION

Section 1.1	Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“1167025” means 1167025 B.C. Ltd., a company incorporated under the Laws of British Columbia and a wholly-owned subsidiary the Corporation.

“Affiliate” means, with respect to any Person, any other Person that controls or is controlled by or is under common control with the Person.

“Agreement” has the meaning specified in the preamble, as this Agreement may be amended, restated, replaced, supplemented or novated from time to time in accordance with the terms hereof.

“Authorization” means, with respect to any Person, any order, decree, permit, certificate, certificate of authorization, approval, registration, waiver, licence, consent, agreement, directive, notice or similar authorization of any Governmental Entity having jurisdiction over the Person.

“Books and Records” means all information relating to the Purchased Corporations and in the possession of the Purchased Corporations, including title insurance policies, deeds and surveys, if any, for all Owned Real Property, books of account, Tax records, sales and purchase records, customer and supplier lists, software, formulae, technical documents including specifications, business reports, plans and projections and all other documents, files, correspondence and Corporate Records, whether in written or electronic form.

“Buildings and Fixtures” means all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated on or under or forming part of any Owned Real Property.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which Canadian chartered banks are closed for business in Vancouver, British Columbia.

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“Cannabis Act” means the federal Cannabis Act S.C. 2018, c. 16, which came into force on October 17, 2018.

“Cannabis Regulations” means the Cannabis Regulations SOR/2018-144 to the Cannabis Act.

“Closing” means the completion of the purchase and sale of the Purchased Shares contemplated by this Agreement.

“Closing Date” means July 5, 2019, or such later date as the Parties may agree in writing.

“Closing Indebtedness” means the aggregate Indebtedness of the Purchased Corporations that is outstanding immediately prior to the Closing Time, less the Excluded Indebtedness.

“Closing Time” means 10:00 a.m. on the Closing Date (Vancouver Time) or such other time on the Closing Date as is agreed between the Parties.

“Consent” means, with respect to any Person, the unconditional consent of a contracting party to, or as a result of, the transactions contemplated by this Agreement, if required by the terms of any Contract between such contracting party and such Person.

“Consulting Agreement” has the meaning specified in Section 8.1(f).

“Contract” means any agreement, contract, instrument, undertaking or commitment, whether written or oral.

“Corporate Records” means the corporate records of the Purchased Corporations, including: (a) all Governing Documents; (b) all minutes of meetings and resolutions of shareholders and directors (and any committees); (c) the share certificates, securities register, register of transfers of shares and register of directors; and (d) the corporate seal, if any.

“Corporation” has the meaning specified in the recitals hereto.

“Damages” means any loss, liability, claim, damage, expense, fine, penalty or interest (whether or not involving a Third Party Claim) including reasonable costs, fees and expenses of legal counsel (including extra-judicial fees and costs, which the Parties agree are determinate and determinable), and reasonable costs on a solicitor-client basis (without reduction for tariff rates or similar reductions) and other advisors and experts.

“Demand” has the meaning specified in Section 11.1(2).

“Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim that entitles an Indemnified Party to make a claim for indemnification under this Agreement.

“Environmental Laws” means any and all applicable Laws and all other statutory requirements relating to public health or the protection of the environment and all Authorizations issued pursuant to such Laws or statutory requirements.

“Estimated Closing Indebtedness Statement” mean has the meaning specified in Section 2.4(a).

“Excluded Indebtedness” means any and all amounts owed by either of the Purchased Corporations pursuant to an agreement between EllisDon Corporation and the Corporation dated April 30, 2018, as assigned by the Assignment and Amendment Agreement between the Corporation, EllisDon Corporation and Partner Technologies Incorporated dated February 27, 2019, whether such amounts are invoiced prior to or subsequent to the Closing Date.

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“Fundamental Representations” means, in respect of the Vendor, the representations and warranties set out in Section 3.1(a), Section 3.1(b), Section 3.1(f), Section 3.1(g), Section 3.1(h) Section 4.1(a), Section 4.1(g), Section 4.1(h), Section 4.1(k) and Section 4.1(s), and, in respect of the Purchaser, the representations and warranties set out in Section 5.1(a), Section 5.1(b) and Section 5.1(f).

“Governing Documents” means, with respect to any Person: (a) the certificate and articles of incorporation (or equivalent, including letters patent and memorandum and articles of association) and the by-laws of such Person; (b) all shareholders’ or equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such Person or relating to the rights, duties and obligations of the shareholders or equityholders of such Person; and (c) any amendment or supplement to any of the foregoing.

“Governmental Entity” means: (a) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, county, municipal, local, or other; (b) any subdivision or authority of any of the above; (c) any stock exchange; and (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Guaranteed Obligations” has the meaning specified in Section 11.1(1).

“Hazardous Substance” means any material or substance that may impair the quality of the environment or that, under Environmental Laws, is deemed to be “hazardous”, a “pollutant”, “toxic”, “deleterious”, “caustic”, “dangerous”, “waste”, a “hazardous material”, a “contaminant” or analogous substance including, without limitation, petroleum and petroleum products, asbestos, polychlorinated biphenyls, and flammable and radioactive materials.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board (or any successor institute) in effect from time to time.

“Indebtedness” means, collectively, and without duplication, with respect to the Purchased Corporations, in each case on a consolidated basis: (i) all indebtedness for borrowed money, including any related prepayment fees or expenses (including overdraft facilities) (whether short term or long term) or any loans from shareholders, (ii) all obligations for the deferred purchase price of property, or contingent payments in respect of the acquisition of any assets, shares or other ownership, equity or proprietary interests in any Person, (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) the Mortgage, any indebtedness arising under capitalized leases or other sales, customer, supplier or other Contracts, (v) any obligation in respect of letters of credit and bankers' acceptances, (vi) all loans due to any related party (within the meaning of the Tax Act), including any shareholder, (vii) any bonus, incentive payments or profit-sharing agreements that were declared, accrued or otherwise payable by any Purchased Corporation prior to Closing, but not paid as at the Closing Time, as the case may be, and the employer portion of all payroll or other Taxes applicable thereon or otherwise payable by a Purchased Corporation, (viii) any incentive payments, severance payments, change in control payments or similar payments to any employee, independent contractors, officer or director that become payable as a result of the consummation of the transactions contemplated by this Agreement, including any accelerated payments or change of control payments pursuant to any share appreciation rights, as well as the employer portion of all payroll Taxes thereon, (ix) all obligations of the Purchased Corporations for financial debt, including accrued capital expenditures and any related balances recorded in accounts payable, (x) any liabilities of the Purchased Corporations for royalty payments or customer credits, (xi) any underfunded medical or pension benefits, (xii) any fees and expenses (including legal, accounting and other professional fees and expenses) incurred by any Purchased Corporation in connection with the transactions contemplated hereby, (xiii) all accrued interest, fees, prepayment, penalties or other similar obligations with respect to any of the foregoing, (xiv) the indebtedness of the Purchased Corporations as at the date hereof specified in Schedule 1.1(1), (xv) any due but unpaid Taxes of a Purchased Corporation, and (xvi) all indebtedness of others referred to in paragraphs (i) through (xvi) above guaranteed by any of the Purchased Corporations.

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“Indemnified Party” means a Person with indemnification rights or benefits under Section 9.2 or Section 9.3 or otherwise under this Agreement.

“Indemnifying Party” means a Party against which a claim may be made for indemnification under this Agreement, including pursuant to Article 9.

“Independent Accountant” has the meaning specified in Section 2.4(b).

“Interim Period” means the period between the close of business on the date of this Agreement and the sooner of the Closing or the date upon which this Agreement is terminated in accordance with the terms herein.

“Laws” means: (a) all constitutions, treaties, laws, statutes, codes, ordinances, principles of common law, notices, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international; (b) all judgments, orders, writs, injunctions, decisions, rulings, decrees, directions, sanctions and awards of any Governmental Entity; and (c) all policies, practices and guidelines of any Governmental Entity that, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law or that establish the interpretative position of the Law by such Governmental Entity, in each case binding on or affecting the Person referred to in the context in which such word is used.

“Lien” means any mortgage, hypothec, charge, pledge, prior claim, security interest, assignment, lien (statutory or otherwise), Bank Act (Canada) security, servitude, easement, title defect, restriction on transfer (such as a right of first refusal), restrictive covenant, conditional sale, resolutory condition, leasing, title retention agreement or other encumbrance, arrangement or condition of any nature that, in substance, secures payment or performance of an obligation.

“LTO” means the Kamloops Land Title Office.

“Material Adverse Change” means any condition, change, event, development, circumstance, effect or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the condition of the assets, liabilities, operations and financial position of the Purchased Corporations, other than as a result of (i) changes generally affecting the economies or the economy of any region in which the Purchased Corporations conduct business, (ii) changes adversely affecting the industry in which the Purchased Corporations operate, (iii) changes in Canadian, U.S. or global financial markets, foreign currency markets or political conditions, acts of God, acts of war, terrorism or natural disasters; (iv) changes in applicable Law or generally accepted accounting principles, (v) changes as a result of the announcement or pendency of the transactions set out in this Agreement (including any resulting reduction in revenue or any disruption in counterparty relationships), or (vi) any failure to meet or exceed forecasts, projections or budgets (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Change has occurred); provided that, in the case of clauses (i), (ii) and (iii) above, the Purchased Corporations and their assets are not disproportionately adversely affected thereby relative to other comparable companies operating in the industry in which the Purchased Corporations operate.

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“Material Contracts” means any of the following, whether oral or in writing:

(a)	all continuing contracts providing for payments by either of the Purchased Corporations of more than $50,000 in the aggregate (excluding applicable Taxes) that have not yet been billed;

(b)	all continuing subcontracts with any supplier to either of the Purchased Corporations providing for payments of more than $50,000 in the aggregate (excluding applicable Taxes);

(c)	all continuing commitments for the purchase of materials, supplies, equipment or services (i) providing for payments by either of the Purchased Corporations of more than $50,000 in the aggregate in any twelve (12)-month period, or (ii) that cannot be terminated without penalty on less than thirty (30) days' prior notice;

(d)	all continuing contracts pursuant to which either of the Purchased Corporations is a lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, whether used in the conduct of the business or otherwise, providing for aggregate payments to the lessor therefor in any fiscal year of more than $50,000; and

(e)	all continuing contracts entered into other than in the Ordinary Course.

“Mortgage” means the vendor takeback mortgage and assignment of rents granted by 1167025 in favour of Shuttleworth Properties Ltd., and registered at the LTO on June 15, 2018 under numbers CA6867462 and CA6867463.

“Newco” has the meaning specified in Exhibit A.

“Newco Note” has the meaning specified in Exhibit A.

“Notice” has the meaning specified in Section 11.2.

“Objection Notice” has the meaning specified in Section 2.4(b).

“Option to Purchase” means the option to purchase dated May 5, 2015, between Shuttleworth Properties Ltd., as transferee, and Weyerhaeuser Company Limited, as owner, and registered in the LTO under registration number CA4378484, as assigned by Shuttleworth Properties Ltd. to 1167025 on June 15, 2018, and registered in the LTO under registration number CA6867466, granting 1167025 an option to purchase, for a period of five (5) years from the effective date thereof, three (3) parcels legally described as PID 009-587-501, PID 007-906-668 and PID 015-972-038, for which a true and complete legal description is disclosed in Schedule 1.1(1), for a purchase price of $1.00.

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“Ordinary Course” means an action taken by a Person that is consistent with the past practices of such Person (including with respect to timing and amount) and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Owned Real Property” has the meaning specified in Section 4.1(l)(i).

“Parties” means the Vendor and the Purchaser and any other Person who subsequently becomes a party to this Agreement, and “Party” means any one of the Parties.

“Permits” has the meaning specified in Section 4.1(i)(ii).

“Permitted Liens” means: (i) Liens for Taxes not yet due and delinquent, (ii) easements, encroachments and other minor imperfections of title that do not, individually or in the aggregate, detract from the value of or impair the use or marketability of any Owned Real Property, (iii) Liens imposed or permitted by Law, such as statutory liens and deemed trusts, carriers’ liens, builders’ liens, warehousemens’ liens, mechanics’ liens, materialmens’ liens and other Liens of a similar nature that relate to obligations not due or delinquent, (iv) Liens disclosed on the balance sheets of either of the Purchased Corporations, and (v) Liens listed in Schedule 1.1(2).

“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity.

“Pre-Closing Environmental Liabilities” means all environmental conditions at or arising from operations at the Owned Real Property at any time prior to the Closing Date, irrespective of the date of its discovery, including arising as a result of the presence or any Release of any Hazardous Substance on, at, under or migrating onto or from the Owned Real Property, including any environmental conditions on, at, under or migrating onto or from the Owned Real Property in Schedule 1.1(3).

“Pre-Closing Reorganization” means the steps set out in Exhibit A.

“Purchase Price” has the meaning specified in Section 2.2.

“Purchased Corporations” means, collectively, the Corporation and 1167025, and a “Purchased Corporation” shall mean any one of the Corporation and 1167025, as applicable.

“Purchased Shares” means all of the issued and outstanding shares in the capital of the Corporation as of Closing, being 200 common shares of the Corporation registered in the name of the Vendor as of the date hereof and all other shares in the capital of the Corporation issued pursuant to the Pre-Closing Reorganization.

“Purchaser” means CannaPharmaRx Canada Corp., a company existing under the laws of the Province of Alberta.

“Purchaser Parent” means CannaPharmaRx, Inc., a company existing under the laws of the State of Delaware.

“Release” means any release, spill, leak, emission, discharge, leach, dumping, migration, pumping, pouring, emitting, emptying, injecting, spraying, burying, abandoning, incinerating, seeping, escape, disposal or similar or analogous act as defined in any Environmental Laws.

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“Straddle Period” has the meaning specified in Section 9.2(1)(d).

“Supporting Documentation” has the meaning specified in Section 2.4(a).

“Tangible Personal Property” means all vehicles, machinery, equipment, furniture, office equipment, supplies, materials, parts, communication systems and other movables or chattels of every kind whether owned or leased, together with any express or implied warranty by manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents related thereto.

“Tax Act” means the Income Tax Act (Canada).

“Tax Assessment Period” has the meaning specified in Section 9.1(1)(b).

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

“Taxes” means: (a) any and all federal, provincial, state, municipal, local and foreign taxes, assessments, contributions and other governmental charges, duties, impositions and liabilities, including Canada Pension Plan and provincial pension plan contributions, provincial health plan contributions, insurance contributions, unemployment insurance contributions, parental insurance premiums, worker’s compensation and deductions at source, and including taxes based on or measured by gross receipts, income, profits, sales, capital, use, occupation, goods and services, value added, ad valorem, transfer, franchise, withholding, customs duties, payroll, contributions, premiums, recapture, employment, excise and property and all Owned Real Property Taxes; (b) all interest, penalties, fines and additions to tax or other additional amounts imposed on or with respect to amounts of the type described in paragraph (a) above; (c) any liability for the payment of any amounts of the type described in paragraph (a) or (b) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (d) any liability for the payment of any amounts of the type described in paragraph (a) or (b) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts or as a result of being a transferee, and including any liability for Taxes of a predecessor entity.

“Third Party Claim” means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a party who is not a Party to this Agreement, including a Governmental Entity, against an Indemnified Party that entitles the Indemnified Party to make a claim for indemnification under this Agreement.

“Urban Systems Agreement” means the Agreement for Consulting Services and Fee Proposal between the Vendor and Urban Systems Ltd. dated April 23, 2018.

“Vendor” means Sunniva Inc.

Section 1.2	Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

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Section 1.3	Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the interpretation of this Agreement.

Section 1.4	Currency.

All references in this Agreement to dollars or to $ are expressed in Canadian currency unless otherwise specifically indicated.

Section 1.5	Certain Phrases, etc.

In this Agreement, the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. Unless otherwise specified, the words “Article”, “Section” or “Schedule” followed by a number mean and refer to the specified Article, Section or Schedule of or to this Agreement. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.6	Knowledge.

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Vendor, it will be deemed to refer to the actual knowledge of any of Dr. Anthony Holler, David Negus and Benjamin Rootman after making reasonable inquiries regarding the relevant matter.

Section 1.7	References to Persons and Agreements.

Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal representatives, successors and permitted assigns. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

Section 1.8	Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as it or they may have been or may from time to time be amended, re-enacted or replaced.

Section 1.9	Schedules.

The schedules attached to this Agreement form an integral part of this Agreement for all purposes.

Section 1.10	Non-Business Days.

Whenever payments are to be made or an action is to be taken on a day that is not a Business Day, such payment will be made or such action will be taken on or not later than the next succeeding Business Day.

Article 2
PURCHASE and sale; PURCHASE PRICE

Section 2.1	Purchase and Sale.

Subject to the terms and conditions of this Agreement, the Vendor agrees to sell and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor, as of Closing on the Closing Date, all (but not less than all) of the Purchased Shares, which Purchased Shares collectively constitute all of the issued and outstanding shares of the Corporation.

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Section 2.2	Purchase Price

Subject to Section 9.11, the aggregate consideration payable by the Purchaser to the Vendor for the Purchased Shares (the “Purchase Price”) is twenty million dollars ($20,000,000), less the amount of any Closing Indebtedness.

Section 2.3	Payment of Purchase Price

The Purchase Price shall be paid and satisfied as follows:

(a)	as to $1,000,000 (the “Deposit Amount”), by payment of the Deposit Amount by the Purchaser to the Vendor on or prior to June 21, 2019, such Deposit Amount to be a deposit against the Purchase Price refundable by Vendor to Purchaser only in accordance with Section 10.1(2); and

(b)	as to an amount equal to $19,000,000 less the estimated Closing Indebtedness set out in the Estimated Closing Indebtedness Statement (as defined below), by payment of such amount by the Purchaser to the Vendor on the Closing Date.

All payments under this Section 2.3 will be made by certified cheque, bank draft or wire transfer of immediately available funds to a bank account or accounts specified in writing by the Vendor (or the Purchaser, as applicable).

Section 2.4	Closing Indebtedness Statement.

(a)	No later than three (3) Business Days prior to the Closing Date, the Vendor will cause to be delivered to the Purchaser a statement (the “Estimated Closing Indebtedness Statement”), signed by a senior officer of the Vendor, which sets forth, by lender or payee, the estimated amount of the Closing Indebtedness and attaches invoices, statements and any other applicable supporting documentation from all holders of Closing Indebtedness (including all related parties) in a form acceptable to the Purchaser, acting reasonably (the “Supporting Documentation”). The Supporting Documentation will contain amounts owed (including all pre-payment penalties, if any), per diem interest, payment instructions and other documents required by the Purchaser to release and discharge all Closing Indebtedness. Based on the Estimated Closing Indebtedness Statement and the Supporting Documentation, the Purchaser and the Vendor will agree upon the amount required to satisfy all Closing Indebtedness.

(b)	Within 10 Business Days of receipt of the Estimated Closing Indebtedness Statement, the Purchaser may notify the Vendor in writing of any objections with respect to the Estimated Closing Indebtedness Statement (an “Objection Notice”), which Objection Notice will set forth the Purchaser’s calculation of the relevant Closing Indebtedness amounts and a description of the nature and basis of any such objection. If an Objection Notice is not so delivered to the Vendor, the Estimated Closing Indebtedness Statement shall become the “Closing Indebtedness Statement” for the purposes hereof and the Closing Indebtedness set forth in the Estimated Closing Indebtedness Statement will be conclusive and binding on the Parties. If an Objection Notice is so delivered to the Vendor, then the Parties will forthwith, and in any event within 20 days of receipt by the Vendor of such Objection Notice, negotiate in good faith to resolve any such objections. In the event that the Parties are unable to resolve all such objections within 20 days after Vendor’s receipt of such Objection Notice, the Purchaser and Vendor will submit such remaining disagreements to an audit partner of a “big four” accounting firm mutually agreed between the Purchaser and the Vendor, or if the Purchaser and the Vendor cannot so agree, to an audit partner of Ernst & Young LLP chosen by the managing partner of the Vancouver office of Ernst & Young LLP (the “Independent Accountant”), and the Parties agree to use commercially reasonable efforts to cause the determination of Closing Indebtedness by the Independent Accountant to be made within 30 days of the date of such submission. The Independent Accountant shall allow each of the Parties to submit, in writing, their respective positions regarding the Estimated Closing Indebtedness Statement, and the Parties shall have the right to submit additional documents, materials and other written information. The Independent Accountant’s determination of Closing Indebtedness will be conclusive and binding on the Parties, absent manifest error, and will become the “Closing Indebtedness Statement” for purposes hereof. This Section 2.4(b) will not prohibit any Party from instigating litigation to compel specific performance of this Section 2.4 or to enforce the determination of the Independent Accountant.

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(c)	If the Closing Indebtedness set forth in the Estimated Closing Indebtedness Statement is less than the Closing Indebtedness set forth in the Closing Indebtedness Statement, the Vendor will pay the amount of such difference to the Purchaser within 5 Business Days of determination of the Closing Indebtedness Statement as set out in Section 2.4(b). If the Closing Indebtedness set forth in the Estimated Closing Indebtedness Statement is greater than the Closing Indebtedness set forth in the Closing Indebtedness Statement, the Purchaser will pay the amount of such difference to the Vendor within 5 Business Days of determination of the Closing Indebtedness Statement as set out in Section 2.4(b).

Article 3
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

Section 3.1	Representations and Warranties of the Vendor.

The Vendor represents and warrants to the Purchaser as follows as of the date hereof and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares notwithstanding any investigation by or on behalf of the Purchaser:

(a)	Incorporation and Corporate Power. The Vendor is a corporation duly and validly incorporated, organized and existing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to own and sell its property and enter into and perform its obligations under this Agreement.

(b)	Corporate Authorization. The execution and delivery of, and performance by the Vendor of, this Agreement and the consummation of the transactions contemplated by this Agreement have been, or will prior to the Closing Date have been, duly authorized by all necessary corporate action on the part of the Vendor.

(c)	No Conflict. The execution and delivery of and performance by the Vendor of this Agreement:

(i)	do not and will not (or would not with the giving of notice, the lapse of time, or both) result in a breach, default or violation of, or conflict with, or allow any other Person to exercise any rights under, any term, condition or provision of: (a) the Governing Documents of the Vendor or any resolutions of its board of directors, shareholders, trustees or partners, as the case may be; or (b) any Contracts to which the Vendor is a party or pursuant to which any of the Vendor’s assets, business, activities, or share capital may be affected; and

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(ii)	do not and will not (or would not with the giving of notice, the lapse of time, or both) result in a breach or violation of any Law.

(d)	Required Authorizations. There is no requirement of the Vendor or any of its Affiliates to make any filing with, give any notice to, or obtain or maintain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement.

(e)	Required Consents. There is no requirement of the Vendor to obtain any Consent to the completion of the transactions contemplated by this Agreement, except for the Consents described in Schedule 3.1(e).

(f)	Execution and Binding Obligation. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, enforceable against, the Vendor in accordance with its terms subject only to any limitation on enforcement under applicable Laws relating to: (a) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights; and (b) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

(g)	Title to Purchased Shares. The Vendor is (or will be as of the Closing Time, in the case of any Purchased Shares issued pursuant to the Pre-Closing Reorganization) the sole and unconditional owner of the Purchased Shares, with good and valid title thereto, free and clear of all Liens. At Closing, such shares will constitute all of the Vendor’s share of the Purchased Shares or other equity interests in the Corporation, whether issued or unissued, and the Vendor will transfer good and valid title to the Purchaser of such Purchased Shares, free and clear of all Liens.

(h)	No Other Agreements to Purchase. Except for the Purchaser’s right under this Agreement or as contemplated as part of the Pre-Closing Reorganization, no Person has any written or oral agreement, option or warrant, or any right or privilege (whether by Law or by Contract) capable of becoming such, for the purchase or acquisition from the Vendor of any of the Purchased Shares.

(i)	No Shareholders Agreement. The Vendor is not a party to, subject to, or affected by, any shareholders agreement in respect of its shareholdings in the Corporation.

(j)	Residence of the Vendor. The Vendor is not a non-resident of Canada within the meaning of the Tax Act.

Article 4
REPRESENTATIONS AND WARRANTIES as to the PURCHASED Corporations

Section 4.1	Representations and Warranties of the Vendor regarding the Purchased Corporations.

The Vendor represents and warrants to the Purchaser as follows as of the date hereof, and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares notwithstanding any investigation by or on behalf of the Purchaser:

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(a)	Incorporation, Corporate Power and Qualification. Each of the Purchased Corporations is a corporation duly and validly incorporated, organized, in good standing and existing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to own and operate its property, conduct its business and activities as currently conducted and enter into and perform its obligations under this Agreement. Each of the Purchased Corporations is duly qualified, licensed or registered to carry on business in British Columbia and, in the case of the Corporation only, Alberta. The name of each director and officer of the Corporation and the position held by each are set out in Schedule 4.1(a).

(b)	No Default. Neither of the Purchased Corporations is in breach, default or violation (and no event has occurred that with the giving of notice, the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of such Purchased Corporation’s Governing Documents or of any resolutions of its board of directors or shareholders.

(c)	No Conflict. The lawful completion of the transactions contemplated by this Agreement by each of the Purchased Corporations:

(i)	has been, or will prior to the Closing Date have been, duly authorized by all necessary corporate action on the part of such Purchased Corporation;

(ii)	does not and will not (or would not with the giving of notice, the lapse of time, or both) result in a breach, default or violation of, or conflict with, or allow any other Person to exercise any rights under, any term, condition or provision of: (A) such Purchased Corporation’s Governing Documents or of any resolutions of its board of directors or shareholders; or (B) any Contracts to which such Purchased Corporation is a party or pursuant to which any of its assets, business, activities or share capital may be affected;

(iii)	does not and will not (or would not with the giving of notice, the lapse of time, or both) result in a breach, default or violation of, or cause the termination or revocation of, any Authorization held by such Purchased Corporation or necessary to the ownership or the use of the assets or the operation of any of the business or activities of such Purchased Corporation; and

(iv)	does not and will not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach or violation of any Law.

(d)	Required Authorizations.

(i)	Except as disclosed in Schedule 4.1(d)(i), there is no requirement of the Vendor or either of the Purchased Corporations to make any filing with, give any notice to, or obtain or maintain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement or to the continued operation of any of the business and activities of the Purchased Corporations.

(ii)	Schedule 4.1(d)(ii) contains a complete and accurate copy of each Authorization held by either of the Purchased Corporations whether in connection with the conduct of the business or otherwise and all applications for Authorizations or amendments to any Authorizations submitted by either Purchased Corporation to any Governmental Entity. Except for the Authorizations as described above, neither of the Purchased Corporations is required to obtain or maintain any Authorization to conduct the business as presently conducted in compliance with applicable Laws. Each Authorization disclosed in Schedule 4.1(d)(ii) is valid and in full force and effect. The holder of each such Authorization is, and at all times since the date of such Authorizations’ respective issuances has been, in material compliance with all of the terms and requirements of each such Authorization. No event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Authorization disclosed in Schedule 4.1(d)(ii) that would reasonably be expected to result in the imposition of a fine or other penalty against either of the Purchased Corporations in respect of such violation or failure to comply, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such Authorization.

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(iii)	The Authorizations disclosed in Schedule 4.1(d)(iii) collectively constitute all of the Authorizations necessary to permit either of the Purchased Corporations to conduct and operate the business in the manner in which it is currently conducted and in compliance with applicable Laws and to operate the business and to permit either of the Purchased Corporations to own and use its assets in the manner in which it currently owns and uses such assets and in compliance with applicable Laws.

(e)	Required Consents. Except as disclosed in Schedule 4.1(e), there is no requirement of either of the Purchased Corporations to obtain any Consent relating to the transactions contemplated by this Agreement.

(f)	Authorized and Issued Capital. The authorized and issued capital of each of the Purchased Corporations is, as at the date of this Agreement, as disclosed in Schedule 4.1(f). The Purchased Corporations have satisfied all of their obligations to all current and past shareholders, and none of such current or past shareholders has any claims, or any basis therefor, against either of the Purchased Corporations as a shareholder thereof or in any other capacity. Neither of the Purchased Corporations is a party to any shareholder agreement.

(g)	Purchased Shares. The Purchased Shares (i) have been (or will be as of the Closing Time, in the case of any Purchased Shares issued pursuant to the Pre-Closing Reorganization) duly authorized and validly issued and are outstanding as fully paid and non-assessable shares and are not subject to any pre-emptive rights, (ii) have been (or will be as of the Closing Time, in the case of any Purchased Shares issued pursuant to the Pre-Closing Reorganization) issued in compliance with all applicable Laws, including applicable securities Laws and (iii) represent all of the issued and outstanding equity ownership interests of the Corporation. All transfer restrictions affecting the transfer of the Purchased Shares to the Purchaser will have been complied with or effectively waived on Closing.

(h)	Subsidiaries. Except as disclosed Schedule 4.1(h), neither of the Purchased Corporations has any subsidiaries, and neither holds any shares or other ownership, equity or other proprietary interests in any other Person, provided the Corporation will incorporate and wind up and dissolve Newco during the Interim Period as part of the Pre-Closing Reorganization.

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(i)	Compliance with Laws.

(i)	Other than in respect of United States federal Laws applicable to cannabis, each of the Purchased Corporations and the operation of such Purchased Corporation’s business: (A) has complied in all material respects with and is in compliance now in all material respects with; (B) has not received written notice, correspondence or warning of any alleged violation, offence or breach of; and, (C) is not subject to any action or complaint with respect to and has not, to the knowledge of the Vendor, been threatened to be charged with or notified of any alleged violation, offence or breach of, any Law applicable to it, including the Cannabis Act, the Cannabis Regulations and the Controlled Drugs and Substances Act (Canada) and its associated regulations, any of its material licences and permits, any applicable Laws relating in whole or in part to cultivation, production, handling, storage, processing, packaging, labelling, importing, selling, and distributing of cannabis (including all cannabis products and derivatives), medical records, medical information privacy, personal information, employment, employment practices, labour (including pay equity and wages, termination and severance, and unfair labour practice), health and safety and Environmental Laws nor, to the knowledge of the Vendor, is either of the Purchased Corporations under investigation for any of the foregoing.

(ii)	Each of the Purchased Corporations holds, to the extent necessary for the conduct and operation of its business as presently conducted, all material permits, licences, registrations, variances, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals from any Governmental Entity (collectively, the “Permits”), including, without limitation, any Permits required by any Law applicable to such Purchased Corporation. No suspension, cancellation, non-renewal, or adverse modifications of any Permit is pending or, to the knowledge of the Vendor, threatened. Each of the Purchased Corporations is and, since its date of incorporation, has been in material compliance with the terms of all Permits.

(iii)	Except as disclosed in Schedule 4.1(i)(iii), neither of the Purchased Corporations has received any written notices or other written correspondence from any Governmental Entity: (A) regarding any material violation (or any investigation, inspection, audit, or other proceeding by any Governmental Entity involving allegations of any material violation) of any Law; or (B) of any circumstances that may have existed or currently exist that could lead to a loss, suspension, or modification of, or a refusal to issue or renew, any material Permit. To the knowledge of the Vendor, no investigation, inspection, audit or other proceeding by any Governmental Entity involving allegations of any material violation of any Law is currently threatened.

(iv)	The Corporation has filed the applications with Health Canada to obtain the requisite licences under the Cannabis Act and Cannabis Regulations to cultivate, process and/or sell cannabis set out in Schedule 4.1(i)(iv)(A). All applications and materials filed with Health Canada are accurate and true and reasonable steps have been taken to maintain such applications in good standing. To the knowledge of the Vendor, there is no reason that Health Canada would not issue the cannabis licences applied for pursuant to any pending applications. The individuals listed in Schedule 4.1(i)(iv)(B) hold security clearances required under the Cannabis Act and Cannabis Regulations and none of these individuals have previously had security clearances suspended, cancelled or revoked by Health Canada or have had Health Canada reject an application for security clearance.

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(j)	Title to Assets. Schedule 4.1(j)(1) contains a complete listing of all Tangible Personal Property (other than office equipment) owned by either of the Purchased Corporations, including the year, make, model, or serial number thereof, if applicable, and for any assets that are leased by either of the Purchased Corporations pursuant to an operating lease, the name of the lessor and the expiry date of such lease. All of the assets of either of the Purchased Corporations are owned by the legal and beneficial owner thereof with good and marketable title, free and clear of all Liens other than Permitted Liens. No other Person owns any property or assets that are being used by either of the Purchased Corporations, except as listed in Schedule 4.1(j)(2).

(k)	No Options, etc. to Purchase Assets. Except as disclosed in Schedule 4.1(k), no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming any of the foregoing, for the purchase or other acquisition from either of the Purchased Corporations of any of its assets.

(l)	Owned Real Property.

(i)	The Vendor has disclosed in Schedule 4.1(l)(i)(A) a true and complete list of the municipal address and legal description of all real or immovable property currently owned by either of the Purchased Corporations (the “Owned Real Property”), and (B) a true and complete list of any current title insurance policy issued to either of the Purchased Corporations in respect of any Owned Real Property, true and complete copies of which have been made available to the Purchaser. There are no agreements, options, leases, contracts or commitments to sell, transfer, lease or dispose of any of the Owned Real Property to which either of the Purchased Corporations is currently bound nor any agreements, contracts or commitments that would restrict the ability of either of the Purchased Corporations to transfer or dispose of the Owned Real Property or any interest therein other than the Mortgage.

(ii)	Except for the Owned Real Property and the Option to Purchase, neither of the Purchased Corporations owns, leases or otherwise occupies any other real or immovable property, and neither is party to any outstanding agreement or option to purchase, lease or otherwise occupy any real or immovable property or any interest in any real or immovable property.

(iii)	1167025, as registered owner and bare trustee, and the Corporation, as sole beneficial owner, have good and marketable title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(iv)	Except as disclosed in Schedule 4.1(l)(iv), there are no improvements or alterations to any Owned Real Property.

(v)	Except as disclosed in Schedule 4.1(l)(v), all amounts for labour and materials relating to the construction and repair of the Buildings and Fixtures on any Owned Real Property required to be made by either of the Purchased Corporations prior to the date hereof have been paid in accordance with contractual arrangements therefor.

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(vi)	There are no outstanding work orders affecting any Owned Real Property issued by or required by any municipality, police department, fire department, sanitation, health or safety authorities or from any other Person.

(vii)	The Owned Real Property is adequate and suitable for the purposes for which it is presently being used and the Purchased Corporations have adequate rights of ingress and egress to such Owned Real Property for the operation of the business as presently conducted.

(viii)	To the knowledge of the Vendor, the Owned Real Property does not violate any restrictive covenant, zoning or land use restrictions, site plan or municipal agreements, or any provision of any Law or encroach on any property owned by any other Person.

(ix)	No condemnation or expropriation proceeding is pending or, to the knowledge of the Vendor, threatened against any Owned Real Property.

(x)	There are no Taxes, tax arrears, local improvement or capital charges, special levies or other rates or charges of a similar nature associated with the Owned Real Property (other than realty taxes accruing from day to day) that are outstanding and unpaid.

(xi)	Each of the Purchased Corporations has performed and observed all material covenants, conditions, agreements, statutory requirements, planning consents, by-laws, orders and regulations required to be performed or observed by it in respect of the Owned Real Property and no notice of a breach thereof has been received by either of the Purchased Corporations.

(xii)	Except as set forth in Schedule 4.1(l)(xii), neither of the Purchased Corporations (i) is a party to any arrangement or understanding with an Aboriginal band, community or group relating to the Owned Real Property; (ii) is or has been engaged or involved in any disputes, discussions or negotiations with any Aboriginal band, community or group relating to the Owned Real Property; or (iii) is aware of or has received notice of any claim, either from an Aboriginal band, community or group or any Governmental Entity, indicating that the use or contemplated use of the Owned Property has in any way infringed upon or has an adverse effect on any Aboriginal title, rights or interests.

(m)	Environmental Matters.

(i)	Except as disclosed in Schedule 4.1(m)(i)(1), the operation of the business and the assets owned or used by either of the Purchased Corporations in the conduct of the business has been and is currently in material compliance with all Environmental Laws, including all requirements relating to the Release and handling of Hazardous Substances. Neither of the Purchased Corporations has received or is aware of any notice received by a prior owner or occupant of the Owned Real Property from any Governmental Entity requiring any alteration to the Owned Real Property or any of its operating practices or procedures in order to be in compliance with any Environmental Laws. Except as disclosed in Schedule 4.1(m)(i)(2), neither of the Purchased Corporations has received or has knowledge of any notice received by a prior owner or occupant of the Owned Real Property from a Governmental Entity that alleges that any owner or occupant of the Owned Real Property has failed to comply with any Environmental Law.

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(ii)	To the knowledge of the Vendor, there are no underground storage tanks or above-ground storage tanks located at the Owned Real Property. Except as disclosed in Schedule 4.1(m)(ii), no removal of any underground storage tank located at any Owned Real Property has been commissioned by either of the Purchased Corporations. To the knowledge of the Vendor, there has been no Release from any underground storage tanks or above-ground storage tanks located at the Owned Real Property.

(iii)	Neither of the Purchased Corporations is a party to any indemnification agreement or other contractual obligation relating to compliance by such Purchased Corporation with or liability of such Purchased Corporation under any Environmental Law or otherwise relating to any liability of such Purchased Corporation for environmental matters or Hazardous Substances.

(iv)	Neither of the Purchased Corporations has, in the past five (5) years, been charged with or convicted of any offence for non-compliance with Environmental Laws, been fined or otherwise sentenced or settled any prosecution for such non-compliance, short of conviction, or paid any administrative monetary penalty for non-compliance with Environmental Laws. There are no notices of judgment or commencement of proceedings of any nature relating to any breach or alleged breach of Environmental Laws currently pending or, to the knowledge of the Vendor, threatened against or involving either of the Purchased Corporations, the business, its operations or any of the Purchased Corporations’ assets.

(v)	Neither of the Purchased Corporations has handled or discharged, or allowed or arranged for any third party to handle or discharge, Hazardous Substances or other waste to, at or upon any location other than a site lawfully permitted to receive such Hazardous Substances or other waste.

(vi)	Neither of the Purchased Corporations has received any order or notice (A) advising it that it is or may have any remedial obligation with respect to any Release or disposal of any Hazardous Substances or (B) advising it that it is or may be responsible for the costs of any remedial action taken or to be taken by any other Persons with respect to any Release, disposal or presence of any Hazardous Substances or (C) requiring it to perform any remediation, environmental closure, decommissioning, rehabilitation, restoration or post-remediation monitoring or investigation on, about or in connection with any Owned Real Property or any property adjoining any Owned Real Property.

(vii)	To the knowledge of the Vendor, except as set forth in Schedule 4.1(m) (vii), there has been no Release of any Hazardous Substances and no Hazardous Substances have been disposed of, or are otherwise present, in soil or groundwater at the Owned Real Property for which either of the Purchased Corporations is responsible contractually or otherwise at Law.

(viii)	Disclosed in Schedule 4.1(m)(viii) is a true and complete list of all reports relating to environmental matters affecting either of the Purchased Corporations, any predecessor of either of the Purchased Corporations or the Owned Real Property that are in the possession of either of the Purchased Corporations, true and complete copies of which have been provided to the Purchaser. To the knowledge of the Vendor, there are no other reports relating to environmental matters affecting either of the Purchased Corporations or the Owned Real Property that have not been provided to the Purchaser, whether by reason of confidentiality restrictions or otherwise.

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(n)	Labour and Employee Matters.

Neither of the Purchased Corporations has as of the date hereof, nor has ever had, any employees.

(o)	Tax Matters.

(i)	Each of the Purchased Corporations has correctly computed all Taxes owing by it, correctly prepared and duly and timely filed all Tax Returns required to be filed by it, paid all Taxes which were due and payable by it on or before the date hereof within the time required by applicable Laws and made adequate provision for Taxes in the Books and Records. Each of the Purchased Corporations has made adequate and timely installment payments of Taxes required to be made.

(ii)	All Tax Returns of either of the Purchased Corporations filed by such Purchased Corporation have been assessed and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax by the Purchased Corporations or any outstanding objections to any assessment or reassessment of Taxes. Any proposed deficiencies in such Tax Returns have been paid and settled. The Vendor has no knowledge of any threatened or pending audit or reassessment of Tax of either of the Purchased Corporations.

(iii)	Each of the Purchased Corporations has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has remitted such amounts when due, in the form required under applicable Laws or, if not yet due, has made adequate provision in the Books and Records for the remittance of such amounts to the proper Governmental Entities.

(iv)	The Purchased Corporations have collected from each receipt from any of its past and present customers (or other Persons paying amounts to the Purchased Corporations) the amount of all Taxes required to be collected and has remitted such Taxes when due in the form required under applicable Laws or, if not yet due, has made adequate provision in the Purchased Corporations’ Books and Records for the payment and remittance of such amounts to the appropriate Governmental Entities.

(v)	Neither of the Purchased Corporations have been and are not currently required to file any Tax Returns with any taxation authority located in any jurisdiction outside of Canada.

(vi)	Neither of the Purchased Corporations has, nor has been deemed to have, for purposes of the Tax Act, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, any Person with whom such Purchased Corporation does not deal at arm’s length within the meaning of the Tax Act. For all transactions between the either of the Purchased Corporations, on the one hand, and any non-resident Person with whom such Corporation was not dealing at arm’s length, for the purposes of the Tax Act, on the other hand, during a taxation year commencing after 1998 and ending on or before the Closing Date, such Corporation has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

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(vii)	There are no circumstances existing that could result in the application to either of the Purchased Corporations (including as a result of the Pre-Closing Reorganization) of sections 17, 78, 80, 80.01, 80.02, 80.03, 80.04 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(p)	Litigation. Except as disclosed in Schedule 4.1(p), there are currently no outstanding and have not been at any time in the last five (5) years, any (i) actions, claims, suits or proceedings by any Person (including either of the Purchased Corporations); (ii) arbitration or alternative dispute resolution processes; or (iii) administrative or other proceedings by or before (or, to the knowledge of the Vendor, any investigation by) any Governmental Entity against or affecting either of the Purchased Corporations or the business, activities or assets of either of the Purchased Corporations, nor, in each case, are any of the foregoing, to the knowledge of the Vendor, pending or threatened. Neither of the Purchased Corporations is, nor has at any time in the last five (5) years been, subject to any judgment, order or decree entered in any lawsuit or proceeding, nor has either of the Purchased Corporations settled any claim before being prosecuted in respect of it. Neither of the Purchased Corporations is, nor has at any time in the last five (5) years been, the plaintiff or complainant in any action, claim, suit or proceeding, arbitration or alternative dispute resolution process.

(q)	Bank Accounts and Powers of Attorney. The Vendor has disclosed on Schedule 4.1(q) a correct and complete listing of the name, address and bank account numbers for each bank or other financial institution in which the Purchased Corporations have an account or safe deposit box and the names of all individuals authorized to draw on the account(s) or that have access to the safety deposit box(s). Neither of the Purchased Corporations has granted any Person a power of attorney.

(r)	Material Contracts. Disclosed on Schedule 4.1(r)(1) is a list of all Material Contracts of either of the Purchased Corporations, true and complete copies of which have been made available to the Purchaser. neither of the Purchased Corporations is a party to or bound by any Material Contracts that is not disclosed on Schedule 4.1(r)(1). The applicable Purchased Corporation has performed all of the material obligations required to be performed by it and is entitled to all benefits granted to it under the Material Contracts to which it is a party. Except as disclosed on Schedule 4.1(r)(2) and with respect to payment obligations of the Purchased Corporations, neither of the Purchased Corporations is in default or breach of any material term or condition of any Material Contract to which it is a party and there exists no condition, event or act which, with the giving of notice or lapse of time or both, would constitute such a default or breach. To the knowledge of the Vendor, no other party to any Material Contract is in breach or default of any of its obligations thereunder. Neither of the Purchased Corporations is currently renegotiating the terms of any Material Contract to which it is a party.

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(s)	Indebtedness. Except for the Excluded Indebtedness, the Indebtedness disclosed in Schedule 1.1(1) and any interest or penalties in respect thereof, the Corporation has no Indebtedness and there is no event or condition that would (or would result with the giving of notice, the lapse of time, or both) allow any Person to exercise rights under any Contracts that could be reasonably expected to result in any such liabilities or obligations..

(t)	Pre-Closing Reorganization. The Pre-Closing Reorganization does not and will not (i) violate or conflict with any applicable Law to which any Person involved in the Pre-Closing Reorganization is subject, (ii) violate or conflict with any provision of the organizational documents of any Person involved in the Pre-Closing Reorganization, or (iii) conflict with, result in a breach of, constitute a default under, any contract or agreement to which any Person involved in the Pre-Closing Reorganization is a party or by which it is bound or to which any of its assets is subject.

(u)	Full Disclosure. To the knowledge of the Vendor, this Agreement does not (i) contain any untrue statement of a material fact or (ii) omit any statement of a material fact necessary in order to make the representations and warranties contained herein not misleading.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PURCHASER PARENT

Section 5.1	Representations and Warranties of the Purchaser and Purchaser Parent.

Each of the Purchaser and the Purchaser Parent jointly and severally represents and warrants to the Vendor as follows as of the date hereof and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the transactions contemplated by this Agreement notwithstanding any investigation by or on behalf of the Vendor:

(a)	Incorporation and Corporate Power. Such Party is a corporation duly and validly incorporated, organized and existing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement.

(b)	Corporate Authorization. The execution and delivery of and performance by such Party of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of such Party, as applicable.

(c)	No Conflict. The execution and delivery of and performance by such Party of this Agreement:

(i)	has been duly authorized by all necessary corporate action on the part of such Party;

(ii)	does not and will not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach, default or violation of, or conflict with, or allow any other Person to exercise any rights under, any term, condition or provision of such Party’s Governing Documents or any resolutions of such Party’s board of directors or shareholders; and

(iii)	does not and will not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach or violation of any Law.

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(d)	Required Authorizations. There is no requirement of such Party or any of its Affiliates to make any filing with, give any notice to, or obtain any Authorization of any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement.

(e)	Required Consents. There is no requirement of such Party to obtain any Consents.

(f)	Execution and Binding Obligation. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms subject only to any limitation on enforcement under applicable Laws relating to: (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors’ rights; and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

(g)	Securities Laws. The Purchaser is acquiring the Purchased Shares as principal and not as agent and is acquiring the Purchased Shares for investment purposes only and not with a view to resale or distribution. The Purchaser is a resident of the Province of Alberta and is a purchaser described in s. 2.3 of National Instrument 45-106 – Prospectus Exemptions.

(h)	Ownership of Purchaser. The Purchaser Parent owns, directly or indirectly, 100% of the issued and outstanding shares of the Purchaser.

Article 6
INTERIM PERIOD COVENANTS

Section 6.1	Conduct of the Business Prior to Closing.

(1)	Subject to the Pre-Closing Reorganization, during the Interim Period, the Vendor shall cause the Purchased Corporations to conduct their businesses in the Ordinary Course.

(2)	Without limiting the generality of the foregoing, except with the prior written consent of the Purchaser or as required to carry out the Pre-Closing Reorganization (which, for greater certainty, will not require the consent of the Purchaser), the Vendor shall cause each Purchased Corporation to:

(a)	not cause or permit to exist a breach of any representations and warranties of the Vendor contained in this Agreement;

(b)	conduct the business in such a manner that on the Closing Date such representations and warranties will be true and correct in all material respects as if they were made on and as of such date;

(c)	preserve intact the current business organization of the Purchased Corporations;

(d)	to the extent reasonably practicable, maintain good relations with, and the goodwill of, suppliers, creditors and all other Persons having business relationships with the Purchased Corporations, provided that this Section 6.1(2)(d) shall not require the Purchased Corporations to make any payments to such Persons;

(e)	retain possession and control of the assets of the business and preserve the confidentiality of any confidential or proprietary information of the Purchased Corporation;

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(f)	maintain the assets of each of the Purchased Corporation consistent with past practice;

(g)	not do any of the following:

(i)	make any capital expenditure or commitment to do so in respect of either Purchased Corporation that, individually or in the aggregate, exceeds $10,000;

(ii)	accrue any new Indebtedness that, individually or in the aggregate, exceeds $10,000;

(iii)	sell, transfer, pledge, lease or otherwise dispose of any of the assets of the Purchased Corporations;

(iv)	declare or pay any dividend or other distribution on or in respect of any shares in either of the Purchased Corporations, or purchase, redeem or acquire any of such shares;

(v)	fail to notify the Purchaser promptly of any material change in relation to the Purchased Corporations;

(vi)	fail to prosecute with commercially reasonable efforts any pending applications to any Governmental Entities, provided that the Vendor shall not be required to make any expenditures with respect to any such prosecution;

(vii)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person; or

(viii)	agree to do any of the foregoing.

Section 6.2	Continued Access.

During the Interim Period, the Vendor shall, and shall, to the extent reasonably required by the Purchaser, permit the Purchaser and its employees, agents, counsel, accountants or other representatives to have reasonable access during normal business hours to (i) the premises of the Purchased Corporations, including the Owned Real Property, (ii) the assets of the business, including all Books and Records, whether in the possession of the Vendor or otherwise, (iii) any information requested by the Purchaser relating to each of the holders of Closing Indebtedness; (iv) all contracts, and (v) the Key Personnel, and shall furnish to the Purchaser and/or its employees, agents, counsel, accountants or other representatives such financial and operating data and other information with respect to the assets of the business of each of the Purchased Corporations as the Purchaser from time to time reasonably requests.

Section 6.3	Notice of Inaccurate Representation or Warranty

During the Interim Period, the Vendor shall promptly notify the Purchaser, upon (i) any representation or warranty made by the Vendor contained in this Agreement becoming inaccurate; or (ii) the Vendor becoming aware that any such representation or warranty was inaccurate when it was made on the date of this Agreement. Any such notification will set out particulars of the inaccurate representation or warranty and details of any actions of the Vendor to rectify the inaccuracy.

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Article 7
TAX MATTERS

Section 7.1	Tax Matters on or Prior to Closing.

From and after the Closing Date, the Purchaser shall cause each of the Purchased Corporations to duly and timely make, prepare and file all Tax Returns required to be so made, prepared and filed by such Purchased Corporation, subject to prior review and approval by the Vendor (which approval must not be unreasonably withheld): (i) for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date; and (ii) for periods beginning before and ending after the Closing Date. Such Tax Returns will be prepared consistent with prior practice, except where otherwise required under applicable Tax Law, provided that no reserve or credit will be claimed if doing so would result in an amount being included in the income of a Purchased Corporation in a Tax period ending after the Closing Date. The Purchaser shall provide the Vendor with copies of such Tax Return, along with supporting workpapers, at least 30 days before the due date for filing thereof. The Purchaser will cause each of the Purchased Corporations to timely remit any Taxes shown as owing on its respective Tax Returns, provided that the Vendor shall promptly reimburse the Purchaser for any such Taxes (excluding any Taxes already taken into account in the Closing Indebtedness) and the amount of any such reimbursement will constitute a dollar-for-dollar decrease to the Purchase Price. At the request of either the Vendor or the Purchaser, an election under subsection 256(9) under the Tax Act will be filed in respect of each of the Purchased Corporations’ taxation years ending on the acquisition of control of the Corporation by the Purchaser.

Section 7.2	Cooperation on Tax Matters.

The Vendor and the Purchaser shall co-operate fully with each other and make available to each other in a timely fashion such data and other information, and provide such assistance, as may reasonably be required for the preparation of any Tax Return of either of the Purchased Corporations, the preparation for any audit by any Governmental Entity in respect of Taxes and the defense of any Third Party Claim relating to any Taxes or Tax Return, in respect of any period ending on, before or including the Closing Date or Straddle Period, and shall preserve such data and other information until the expiration of any applicable limitation period under any applicable Tax Laws. The Purchaser and each of the Purchased Corporations will, upon reasonable request of the Vendor, use all reasonable commercial efforts to take reasonable steps, including obtaining any certificate or other document from, or effect any filing with, any Governmental Entity as may be considered desirable to mitigate, reduce or eliminate any Taxes that could be imposed on either Purchased Corporation and that could reasonably give rise to a right of indemnity hereunder.

Section 7.3	Post-Closing Tax Matters.

The Purchaser covenants that it will not, or cause or permit either of the Purchased Corporations to, make any election or deemed election or make or change any Tax election, relating to a pre-Closing Tax period, or otherwise amend any Tax Return for a pre-Closing period, in each case that results in any increased Tax liability or reduction of any deduction, credit or loss carry-over of either of the Purchased Corporations in respect of any period ending on or before, or which includes, the Closing Date. The Purchaser agrees that the Vendor is to have no liability for any Tax resulting from any action referred to in the preceding sentence, and agrees to indemnify and hold harmless the Vendor and its Affiliates against any such Tax.

Section 7.4	Tax Refunds.

The Purchaser shall promptly pay to the Vendor any refunds of Taxes paid with respect to each of the Purchased Corporations attributable to any periods ending on or before or which include the Closing Date (plus any interest received with respect thereto from any applicable Governmental Entity net of any Taxes on such interest), provided that, for greater certainty, any such refund paid to the Vendor will be subject to Article 9 to the extent such refund is subsequently required by a Governmental Entity to be repaid. The amount of any such refund paid to the Vendor will constitute a dollar-for-dollar increase of the Purchase Price.

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Section 7.5	Election under Subsection 80.01(4) of the Tax Act

The Purchaser shall cause the Corporation to elect pursuant to subsection 80.01(4) of the Tax Act, in prescribed form T2027, on or before the day on which the Corporation is required to file a Tax Return under the Tax Act for the taxation year of the Corporation that includes the date of the Pre-Closing Reorganization, so that the Corporation Note settled on Newco winding-up into the Corporation will be deemed to have been settled pursuant to subsection 80.01(4) of the Tax Act by payment by the Corporation of an amount equal to the “cost amount” (as defined in the Tax Act for purposes of subsection 80.01(4)) of the Corporation Note, being the outstanding amount thereof.

Article 8
CLOSING CONDITIONS & Covenants

Section 8.1	Closing Conditions for the Benefit of the Purchaser.

The purchase and sale of the Purchased Shares is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)	Truth of Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date (other than any representations and warranties stated to be made as of a specified date, which shall be true and correct as of such specified date), and the Vendor will have executed and delivered a certificate to that effect to the Purchaser; provided, however, if a representation or warranty is qualified by materiality it must be true and correct in all respects after giving effect to such qualification. The Closing will not constitute a waiver by the Purchaser of the representations and warranties of the Vendor that are contained in this Agreement. Upon delivery of such certificate, the representations and warranties of the Vendor in this Agreement will be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

(b)	Performance of Covenants. The Vendor will have fulfilled or complied with, in all material respects, all of its covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing, and the Vendor will have executed and delivered a certificate to that effect to the Purchaser. The Closing will not constitute a waiver by the Purchaser of the covenants of the Vendor which are contained in this Agreement.

(c)	Consents, Approvals Etc. All Consents, approvals, notices, waivers and filings listed in Schedules 3.1(e) and 4.1(e) will have been made, given or obtained, as applicable, on terms acceptable to the Purchaser, and all such consents, approvals, notices, waivers and filings, will be in force and will not have been modified.

(d)	Closing Deliveries. The Vendor will have delivered or caused to be delivered to the Purchaser the following, each in form and substance satisfactory to the Purchaser or in the form attached to this Agreement:

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(i)	share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by an instrument of transfer transferring the Purchased Shares to the Purchaser or its nominee duly executed by the holder of record, together with evidence satisfactory to the Purchaser that the Purchaser or its nominee(s) have been entered upon the books of the Corporation as the holder of the Purchased Shares;

(ii)	certified copies of: (A) the Governing Documents of each of the Purchased Corporations and the Vendor; and (B) all resolutions of the directors, and, if required, the shareholders, of the Vendor approving the entering into and completion of the transactions contemplated by this Agreement;

(iii)	a certificate executed by a senior officer of the Vendor certifying the matters set out in Section 8.1(a) and 8.1(b);

(iv)	a certificate of status, compliance, good standing or similar certificate with respect to each of the Purchased Corporations and the Vendor issued by the applicable Governmental Entity and, in the case of the Purchased Corporations, by each jurisdiction in which it carries on business, dated not more than two (2) Business Days prior to the Closing Date;

(v)	a duly executed resignation and release, effective at the Closing, from each of the directors and corporate officers of either of the Purchased Corporations, substantially in the form of the resignation and release in Schedule 8.1(v);

(vi)	a duly executed release in favour of the Corporation from the Vendor, in the form of the release in Schedule 8.1(vi);

(vii)	the Books and Records of each of the Purchased Corporations; and

(viii)	such other documents and ancillary agreements as contemplated herein or therein or as the Purchaser may otherwise reasonably require.

(e)	Financing. The Purchaser will have received financing sufficient to complete the transaction of purchase and sale contemplated in this Agreement on terms and conditions satisfactory to the Purchaser.

(f)	Consulting Agreement. The Purchaser will have entered into a consulting agreement (the “Consulting Agreement”) with the Vendor, in a form mutually agreed between the Vendor and Purchaser, each acting reasonably, pursuant to which the Vendor will use commercially reasonable efforts to cause the Key Personnel (to the extent within the control of the Vendor) to provide such consulting services to the Purchaser as are reasonably necessary for the purpose of transitioning the applications set out in Schedule 4.1(i)(iv)(A) into the names of individuals proposed by the Purchaser (which, for greater certainty, will not include the names of any Key Personnel) who hold security clearances required under the Cannabis Act and Cannabis Regulations, after which transition the names of any applicable Key Personnel will be removed from such applications. The term of the Consulting Agreement will not exceed three months and, in the case of Thorne, such services will only be provided until the end of the term of his consulting agreement with the Vendor dated June 1, 2019 and only to the extent consistent with the terms of such agreement.

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(g)	Delivery of Financial Statements. The Purchaser will have received true and complete copies of the consolidated audited financial statements of the Purchased Corporations consisting of a balance sheet, statement of income and retained earnings, statement of cash flows and notes thereto as at and for the fiscal years ended December 31, 2017 and 2018 and the interim financial statements for the three months ending March 31, 2019, and, if the Closing Date is later than July 31, 2019, the interim financial statements for the six months ended June 30, 2019 (collectively the “Financial Statements”). The Financial Statements shall have been prepared and in accordance with IFRS. The Vendor will cause its auditor to cooperate and provide information and assistance to the Purchaser or its representatives in respect of the conversion of the Financial Statements from IFRS into US GAAP.

(h)	Liens. Evidence in form and substance satisfactory to the Purchaser of the release of all Liens, other than Permitted Liens, charging any of the Purchased Shares, the assets of either of the Purchased Corporations or the Owned Real Property.

(i)	No Material Adverse Change. Since the date of this Agreement, there shall not have been any Material Adverse Change.

(j)	No Legal Action. No action, proceeding, investigation or inquiry will be pending or threatened by any Person (other than Purchaser) in any jurisdiction, and no order or notice will have been made, issued or delivered by any Governmental Entity, seeking, or potentially resulting in any Governmental Entity seeking, to enjoin, restrict or prohibit, or enjoining, restricting or prohibiting, on a temporary or permanent basis, any of the transactions contemplated by this Agreement or imposing any temporary or permanent terms or conditions on the transactions contemplated by this Agreement or the business of either of the Purchaser Corporations or the business and activities of the Purchaser or any of its Affiliates, including requiring that any assets or shares be held separate or divested or requiring any form of behavioural or other remedy or otherwise limiting the right of the Purchaser to conduct its business and activities or the business and activities of the Purchased Corporations after Closing on substantially the same basis as previously conducted.

(k)	Assignment of Urban Systems Agreement. The Vendor shall have assigned the Urban Systems Agreement to the Corporation.

(l)	Pre-Closing Reorganization. The Pre-Closing Reorganization will have been completed as contemplated herein and the Vendor will have provided evidence to the Purchaser of (i) the number of issued and outstanding shares of the Purchased Corporations outstanding following completion thereof and (ii) the discharge of all intercompany debt between the Vendor, the Purchased Corporations and any of their subsidiaries.

Section 8.2	Closing Conditions for the Benefit of the Vendor.

The purchase and sale of the Purchased Shares is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Vendor and may be waived, in whole or in part, by the Vendor in its sole discretion.

(a)	Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date, and the Purchaser will have executed and delivered a certificate to that effect to the Vendor; provided, however, if a representation or warranty is qualified by materiality it must be true and correct in all respects after giving effect to such qualification. The Closing will not constitute a waiver by the Vendor of the representations and warranties of the Purchaser that are contained in this Agreement. Upon delivery of such certificate, the representations and warranties of the Purchaser in this Agreement will be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

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(b)	Performance of Covenants. The Purchaser will have fulfilled or complied with, in all material respects, all of its covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing, and the Purchaser will have executed and delivered a certificate to that effect to the Vendor. The Closing will not constitute a waiver by the Vendor of the covenants of the Purchaser which are contained in this Agreement.

(c)	Consulting Agreement. The Purchaser and the Vendor shall have entered into the Consulting Agreement.

(d)	Closing Deliveries. Following receipt of the Vendor’s closing deliveries, the Purchaser will have delivered or caused to be delivered to the Vendor the following, in form and substance satisfactory to the Vendor:

(i)	a wire transfer of immediately available funds, in full satisfaction of the balance of the Purchase Price, as provided for pursuant to Section 2.3;

(ii)	certified copies of: (A) the Governing Documents of the Purchaser; and (B) all resolutions of the board of directors of the Purchaser approving the entering into and completion of the transactions contemplated by this Agreement;

(iii)	a certificate executed by a senior officer of the Purchaser certifying the matters set out in Section 8.2(a) and 8.2(b);

(iv)	a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by appropriate government official of the jurisdiction of its incorporation dated not more than two (2) Business Days prior to the Closing Date;

(v)	the Consulting Agreement, duly executed by the Purchaser; and

(vi)	such other documents and ancillary agreements as contemplated herein or therein or as the Vendor may otherwise reasonably require.

(e)	Pre-Closing Reorganization. The Pre-Closing Reorganization will have been completed as contemplated herein.

Section 8.3	Covenants of the Purchaser.

(1)	The Purchaser agrees to use commercially reasonable efforts to meet the condition for the benefit of the Purchaser set out in Section 8.1(e).

(2)	The Purchaser covenants and agrees to cooperate with the Vendor in respect of any change of control notifications relating to the transactions contemplated by this Agreement on request by the Vendor.

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(3)	The Purchaser agrees to, upon or within three (3) Business Day of the Closing Date, register a change of name of the Corporation with Corporations Canada and all applicable corporate registries to a name that does not include the word “Sunniva” or any similar word and to provide the Vendor with reasonable evidence thereof.

Article 9
INDEMNIFICATION

Section 9.1	Duration of Liability

(1)	The representations and warranties contained in this Agreement will survive the Closing and, notwithstanding Closing and any investigation made by or on behalf of Purchaser, continue in full force and effect for twenty-four (24) months after the Closing Date, except that:

(a)	the Fundamental Representations will survive indefinitely or until the latest date permitted by Law;

(b)

the representations and warranties set out in Section 4.1(o) [Tax Matters] will survive and continue in full force and effect until 90 days after the expiration of the period (“Tax Assessment Period”) during which any tax assessment may be issued by a Governmental Entity in respect of any taxation year to which such representation and warranty extends. The Tax Assessment Period will be determined without having regard to any consent, waiver, agreement or other document that extends the period during which a Governmental Entity may issue a tax assessment (except where such consent, waiver, agreement or other document was given or issued prior to the Closing Date). A tax assessment includes any assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Law; and

(c)	any representation and warranty involving fraud or fraudulent misrepresentation by the Party giving that representation and warranty will survive and continue in full force and effect without limitation of time.

(2)	No Party has any obligation or liability with respect to any representation or warranty made by such Party in this Agreement after the end of the applicable time period specified in Section 9.1(1), except for any such claims that the Party has been notified of in accordance with the terms of this Agreement prior to the end of the applicable time period.

(3)	The indemnities set out in Section 9.2(1)(c) and Section 9.2(1)(f) will continue in full force and effect for three years after the Closing Date, after which such indemnities will be of no further force and effect, except with respect to any claims thereunder of which the Vendor has been notified by the Purchaser in accordance with the terms of this Agreement prior to the end of such period.

Section 9.2	Indemnification in Favour of the Purchaser.

(1)	Subject to Section 9.1 and Section 9.4, the Vendor shall indemnify and save each of the Purchaser and the Purchased Corporations and their respective shareholders, directors, officers, employees, agents and representatives, successors and permitted assigns harmless of and from, and shall pay for, any Damages suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)	any breach or inaccuracy of any representation or warranty in Section 3.1 and Section 4.1 for which a notice of claim under Section 9.5 has been provided to the Vendor within the applicable period specified in Section 9.1;

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(b)	any failure of the Vendor to perform or fulfil any of its covenants or obligations under this Agreement;

(c)	all Pre-Closing Environmental Liabilities;

(d)	all Taxes payable by either of the Purchased Corporations in respect of any taxation year ending prior to Closing or, in the case of a Tax period beginning on or beginning before and ending after the Closing Date (a “Straddle Period”), in respect of that portion of such Straddle Period ending on and including the Closing Date, allocated in accordance with Section 9.2(2) (excluding any Taxes already taken into account in the Closing Indebtedness);

(e)	all Taxes payable by the Corporation (or any successor thereto) as a result of the Pre-Closing Reorganization;

(f)	any litigation against the Purchased Corporations in existence before the Closing Date or arising after the Closing Date with respect to an event or occurrence prior thereto and any fine or penalty imposed in respect of any violation of Laws on or prior to the Closing Date; and

(g)	all reasonable fees and expenses incurred by the Purchaser in enforcing the provisions of this Section 9.2.

(2)	In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be:

(a)	in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period up to and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(b)	in the case of Taxes not described in (a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, or Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property), the amount of any such Taxes shall be determined as if such taxable period ended at the time of Closing, except that any Canadian income Taxes in respect of the taxation year of any of the Purchased Corporations commencing on the acquisition of control of the Purchased Corporations by the Purchaser as determined under subsection 256(9) of the Tax Act shall not be allocable to the portion of the Straddle Period ending on the Closing Date.

Section 9.3	Indemnification in Favour of the Vendor.

Subject to Section 9.4, the Purchaser shall indemnify and save the Vendor and its shareholders, directors, officers, employees, Affiliates, agents, representatives, successors and permitted assigns harmless of and from, and shall pay for, any Damages suffered by, imposed upon or asserted against it or any of them as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(a)	any breach or inaccuracy of any representation or warranty in Section 5.1 for which a notice of claim under Section 9.5 has been provided to the Purchaser within the applicable period specified in Section 9.1;

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(b)	any failure of the Purchaser to perform or fulfil any of its covenants or obligations under this Agreement; and

(c)	all reasonable fees and expenses incurred by the Vendor in enforcing the provisions of this Section 9.3.

Section 9.4	Limitations on Indemnification.

(1)	Following Closing, a Party has no obligation or liability for indemnification or otherwise with respect to any breach or inaccuracy of any representation or warranty in this Agreement, or any failure to perform or fulfill any covenants or obligations, if the Party making the claim had knowledge of the breach, inaccuracy or failure to perform on or prior to Closing.

(2)	Other than liability or obligation for indemnification under Section 9.2(1)(a) in respect of any breach or any inaccuracy of a representation or warranty in Section 3.1(j) or Section 4.1(o), Section 9.2(1)(d), or Section 9.2(1)(e), the Vendor has no liability or obligation with respect to any single claim for indemnification or otherwise with respect to the matters described in Section 9.2 unless the amount of the Damages actually incurred by the Purchaser with respect to such claim is greater than $25,000, and then, subject to the further limitations set out in Section 9.4(3) (including, for greater certainty, the maximum amount set out therein), only for the amount by which such Damages exceed $25,000.

(3)	Other than liability or obligation for indemnification under Section 9.2(1)(a) in respect of any breach or any inaccuracy of a representation or warranty in Section 3.1(j) or Section 4.1(o), Section 9.2(1)(d), or Section 9.2(1)(e), the Vendor has no obligation to make any payment for Damages for indemnification or otherwise with respect to the matters described in Section 9.2 until the total of all indemnifiable Damages with respect to such matters exceeds $100,000, and then only for the amount by which such Damages exceed $100,000, up to a maximum amount equal to 50% of the Purchase Price.

(4)	The Purchaser has no liability or obligation with respect to any single claim for indemnification or otherwise with respect to the matters described in Section 9.3 unless the amount of the Damages with respect to such claim is greater than $25,000, and then, subject to the further limitations set out in Section 9.4(5), only for the amount by which such Damages exceed $25,000.

(5)	The Purchaser has no obligation to make any payment for Damages (for indemnification or otherwise) with respect to the matters described in Section 9.3 until the total of all Damages with respect to such matters exceeds $100,000, and then only for the amount by which such Damages exceed $100,000, up to a maximum amount equal to 50% of the Purchase Price.

(6)	Notwithstanding any other provision of this Agreement, the limitations set out in Section 9.4(4) and Section 9.4(5) will not apply to the obligations of the Purchaser to pay the Purchase Price as set out in Section 2.3.

Section 9.5	Notification.

(1)	If a Third Party Claim is instituted or asserted against an Indemnified Party, the Indemnified Party will promptly notify the Indemnifying Party in writing of the Third Party Claim. The notice must specify in reasonable detail the identity of the Person making the Third Party Claim and, to the extent known, the nature and amount of the Damages and the estimated amount needed to investigate, defend, remedy or address the Third Party Claim.

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(2)	If an Indemnified Party becomes aware of a Direct Claim, the Indemnified Party will promptly notify the Indemnifying Party in writing of the Direct Claim.

(3)	Notice to an Indemnifying Party under this Section 9.5 of a Direct Claim or a Third Party Claim is assertion of a claim for indemnification against the Indemnifying Party under this Agreement. Upon receipt of such notice, the provisions of Section 9.7 will apply to any Third Party Claim and the provisions of Section 9.6 will apply to any Direct Claim.

Section 9.6	Direct Claims.

(1)	Following receipt of notice of a Direct Claim, the Indemnifying Party has 30 days to investigate the Direct Claim and respond in writing. For purposes of the investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with such other information as the Indemnifying Party may reasonably request.

(2)	If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Party within the 30-day period specified in Section 9.6(1). The dispute notice must describe in reasonable detail the nature of the Indemnifying Party’s dispute. During the 15-day period immediately following receipt of a dispute notice by the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Party fail to resolve the dispute within that 15-day time period, the Indemnified Party is free to pursue all rights and remedies available to it, subject to this Agreement. If the Indemnifying Party fails to respond in writing to the Direct Claim within the 30-day period specified in Section 9.6(1), the Indemnifying Party is deemed to have rejected the Direct Claim, in which event the Indemnified Party is free to pursue all rights remedies available to it, subject to this Agreement.

Section 9.7	Procedure for Third Party Claims.

(1)	Upon receiving notice of a Third Party Claim, the Indemnifying Party may participate in the investigation and defence of the Third Party Claim and may also elect to assume the investigation and defence of the Third Party Claim.

(2)	In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Party written notice of its election within 20 days of the Indemnifying Party’s receipt of notice of the Third Party Claim.

(3)	If the Indemnifying Party assumes the investigation and defence of a Third Party Claim:

(a)	the Indemnifying Party will pay for all costs and expenses of the investigation and defence of the Third Party Claim (including any payment of Tax required to be paid prior to final settlement of a Third Party Claim in respect of Taxes related to any taxation year ending prior to Closing or in respect of that portion of such period ending on and including the Closing Date) except that the Indemnifying Party will not, so long as it diligently conducts such defence, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim incurred by the Indemnified Party after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim; and

(b)	the Indemnifying Party will reimburse the Indemnified Party for all reasonable costs and expenses incurred by the Indemnified Party in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim.

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(4)	If the Indemnified Party undertakes the defence of the Third Party Claim, the Indemnifying Party will not be bound by any determination of the Third Party Claim or any compromise or settlement of the Third Party Claim effected without the consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed).

(5)	The Indemnifying Party will not be permitted to compromise and settle or to cause a compromise and settlement of a Third Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld or delayed, unless:

(a)	the terms of the compromise and settlement require only the payment of money for which the Indemnified Party is entitled to full indemnification under this Agreement;

(b)	the Indemnified Party is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim or waive any rights that the Indemnified Party may have against the Person making the Third Party Claim;

(c)	the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional release from any and all obligations or liabilities it may have with respect to the Third Party Claim; and

(d)	the Third Party Claim does not relate to Taxes of an Indemnified Person.

(6)	The Indemnified Party and the Indemnifying Party agree to keep the other fully informed of the status of any Third Party Claim and any related proceedings. If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnified Party will, at the request and expense of the Indemnifying Party, use its reasonable efforts to make available to the Indemnifying Party, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim. The Indemnified Party shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party or its representatives, on a timely basis, all documents, records and other materials in the possession, control or power of the Indemnified Party reasonably required by the Indemnifying Party for its use solely in defending any Third Party Claim of which it has elected to assume the investigation and defence. The Indemnified Party shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim. Where the Third Party Claim relates to Taxes of an Indemnified Party, the Indemnified Party shall be entitled to participate fully in the defence of such claim, including to review and comment on all submissions that will be made to an applicable Governmental Entity, and to participate in any meetings with any Governmental Entity.

Section 9.8	Exclusion of Other Remedies.

Except as provided in this Section 9.8, following Closing, the indemnities provided in Section 9.2 and Section 9.3 constitute the only remedy of the Purchaser or the Vendor, respectively, against a Party in the event of any breach of a representation, warranty, covenant or agreement of such Party contained in this Agreement. The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to a Party inadequately compensable in damages. Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without requirement of posting a bond or other security). Each of the Purchaser and the Vendor expressly waives and renounces any other remedies whatsoever, whether at law or in equity, that it would otherwise be entitled to as against any other Party.

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Section 9.9	Duty to Mitigate.

Nothing in this Agreement in any way restricts or limits the general obligation at Law of an Indemnified Party to mitigate any loss that it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement. If any claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the Indemnified Party shall take all appropriate steps to enforce such recovery, settlement or payment and the amount of any Damages of the Indemnified Party will be reduced by the amount of insurance proceeds actually recoverable by the Indemnified Party.

Section 9.10	Right to Set-Off

(1)	Upon notice to the other Party specifying in reasonable detail the basis for such set-off, the Vendor or the Purchaser may set off any amount to which it is entitled under this Article 9 against any amounts payable by such Party to the other Party pursuant to this Agreement.

(2)	Notwithstanding the foregoing, any right of set-off shall only apply to amounts that are payable as finally determined in accordance with the terms of this Agreement or by a court of competent jurisdiction without further appeal. Where a bona fide indemnity claim is asserted in good faith but not finally determined in accordance with the terms of this Agreement or by a court of competent jurisdiction without further appeal, then any amounts that are otherwise subject to set off at the time of such indemnity claim shall be held in escrow and subject to release upon the resolution of such indemnity claim.

Section 9.11	Adjustment to Purchase Price

Any payment made by the Vendor as an Indemnifying Party pursuant to this Article 9 will constitute a dollar-for-dollar decrease of the Purchase Price and any payment made by the Purchaser as an Indemnifying Party pursuant to this Article 9 will constitute a dollar-for-dollar increase of the Purchase Price.

Section 9.12	After-Tax Basis

In determining the amount of any Damages under this Article 9, such Damages will be increased (or decreased) to take into account any net Tax cost (or net current or future Tax benefit) incurred or enjoyed by the Indemnified Party as a result of the matter giving rise to such Damages and the receipt of an indemnity payment hereunder.

Article 10
TErmination

Section 10.1	Termination Rights.

(1)	On or prior to the Closing, this Agreement may be terminated by notice in writing:

(a)	by mutual consent of the Parties;

(b)	by the Purchaser, if:

(i)	there has been a material breach of this Agreement by the Vendor that would give rise to the failure of any of the deliveries specified in Section 8.1 and such breach has not been waived by the Purchaser in writing or cured within 5 Business Days by the Vendor following written notice of such breach by Purchaser; or

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(ii)	if any of the items set forth in Section 8.1 have not been delivered or waived on or prior to September 30, 2019 (the “Outside Date”), or it becomes reasonably apparent that any of such deliveries will not be satisfied on or before the Outside Date (other than as result of the failure of the Purchaser to perform any of its obligations under this Agreement) and the Purchaser has not waived such conditions in writing on or prior to the Outside Date; and

(c)	by the Vendor, if:

(i)	there has been a material breach of this Agreement by the Purchaser that would give rise to the failure of any of the deliveries specified in Section 8.2 and such breach has not been waived by the Vendor in writing or cured within 5 Business Days by the Purchaser following written notice of such breach by the Vendor; or

(ii)	if any of the items set forth in Section 8.2 have not been delivered or waived on or prior to the Outside Date or it becomes reasonably apparent that any of such deliveries will not be satisfied by the Outside Date (other than as result of the failure of Vendor to perform any of its obligations under this Agreement) and the Vendor has not waived such condition in writing on or prior to the Outside Date.

(2)

Notwithstanding the termination of this Agreement in accordance with Section 10.1(1), the Purchaser acknowledges that the Vendor is entitled to retain the Deposit Amount, except in the case of valid termination of the Agreement by the Purchaser pursuant to Section 10.1(1)(b)(i) , upon which the Vendor will reimburse the Purchaser in full for the Deposit A mount within 5 Business Days of such termination.

Article 11
MISCELLANEOUS

Section 11.1	Guarantee from the Purchaser Parent.

(1)	The Purchaser Parent hereby irrevocably and unconditionally guarantees to the Vendor the prompt and full discharge by the Purchaser of all of its covenants, agreements, obligations, liabilities, indebtedness and other obligations under this Agreement, including the due and punctual payment of all amounts that are or may become due and payable by the Purchaser hereunder (including, without limitation, the Purchase Price) when and as the same shall become due and payable in accordance with the terms hereof (the “Guaranteed Obligations”).

(2)	If any default is made by the Purchaser in the payment, performance or observance of any of the Guaranteed Obligations, the Vendor may recover those Guaranteed Obligations from Purchaser Parent as primary obligor as a separate and distinct obligation. Purchaser Parent shall itself pay or perform (or cause to be paid or performed) such Guaranteed Obligations immediately upon written notice of demand (the “Demand”) from the Vendor to Purchaser Parent specifying in summary form the default.

(3)	In the event the Purchaser is in default of any of the Guaranteed Obligations, and a Demand Notice has been provided to the Purchaser Parent, the Purchaser Parent agrees to pay to the Vendor on demand all reasonable fees, expenses, costs and charges of or incurred by or on behalf of the Vendor in connection with enforcing any of its rights under this Section 11.1, including the reasonable fees and disbursements of counsel to the Vendor, court costs, receivers or agent’s remuneration and other expenses.

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(4)	The guarantee by the Purchaser Parent pursuant to this Section 11.1 may only be amended, supplemented or otherwise modified by written agreement executed by the Vendor and the Purchaser Parent. No agreement will have the effect of diminishing or discharging the liability of the Purchaser Parent hereunder unless the agreement is in writing and executed by the Vendor.

(5)	The Purchaser Parent agrees that its liability under this Section 11.1 is absolute and unconditional and the Guaranteed Obligations will not be discharged, limited or otherwise affected by anything done, suffered or permitted by the Vendor in connection with the Purchaser, the Purchaser Parent, the Guaranteed Obligations, this Agreement or otherwise.

(6)	If any default is made by Purchaser in the performance or observance of any of the covenants or agreements which, pursuant to this Agreement are to be performed or observed by Purchaser, Purchaser Parent will itself perform or cause to be performed such covenant or agreement immediately upon notice from the Vendor specifying in summary form the default. If Purchaser makes default as aforesaid, and if Purchaser Parent fails forthwith to make good such default, then the Vendor may in its discretion proceed in the enforcement of the rights given hereby by any remedy provided by applicable Laws whether by legal proceedings or otherwise to enforce the performance by Purchaser and/or Purchaser Parent of its obligations under this Agreement.

Section 11.2	Notices.

Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each, a “Notice”) must be in writing, sent by personal delivery, courier or electronic mail and addressed:

(a)	To the Purchaser or Purchaser Parent, addressed as follows:

CannaPharmaRx, Inc.

Suite 3600, 808 3rd Street SW

Calgary, AB T2P 5C5

Attention: Dominic Colvin

Telephone: +1 949 652 6838
E-mail: ncolvin@cannapharmarx.com

With a copy to (which shall not constitute notice):

Stikeman Elliott LLP

5300 Commerce Court West, 199 Bay Street

Toronto, ON M5L 1B9

Attention: Omar Soliman

Telephone: (416) 869-5670
E-mail: osoliman@stikeman.com

(b)	To the Vendor, addressed as follows:

Sunniva Inc.

1200 Waterfront Centre
200 Burrard Street, PO Box 48600
Vancouver, British Columbia
V7X 1T2

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Attention: Benjamin Rootman

Telephone: 587 430-0688
E-mail: brootman@sunniva.com

With a copy to (which shall not constitute notice):

McCarthy Tétrault LLP
Suite 2400, 745 Thurlow Street
Vancouver, British Columbia
V6E 0C5

Attention: Robin Mahood

Telephone: (604) 643-5911
E-mail: rmahood@mccarthy.ca

A Notice is deemed to be given and received: (i) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day; or (ii) if sent by electronic mail, when delivered by electronic transmission. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

Section 11.3	Further Assurances.

From time to time after the Closing Date, each Party shall, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Shares to the Purchaser and carry out the intent of this Agreement.

Section 11.4	Third Party Beneficiaries.

Except as otherwise provided in Section 9.2 and Section 9.3, the Vendor and the Purchaser intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties. Except for the Indemnified Party or as otherwise set out herein, no Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind, at any time and in any way whatsoever, the rights, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Party.

Section 11.5	Announcements.

Each of the Parties agrees to consult with each other before issuing any press release or making any public statement or disclosure with respect to this Agreement or the transactions contemplated hereby and agrees not to issue any such press release or make any such public statement or disclosure without the prior written consent of the other Parties hereto, provided that a party may, without the prior written consent of the other Parties, issue any such press release or make any such public announcements or disclosures if such Party has (a) notified the other Parties in writing of the details and content of the press release or announcement to be released at least three (3) Business Days in advance of such release, and (b) used commercially reasonable efforts to consult with the other Parties and to obtain the consent of such other Parties but has been unable to do so prior to the time such press release or public announcement or disclosure is required to be released pursuant to applicable Laws.

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Section 11.6	Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. The fees and expenses referred to in this Section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisers and accountants.

Section 11.7	Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all of the Parties.

Section 11.8	Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 11.9	Non-Merger.

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties will not merge on and will survive the Closing. Notwithstanding the Closing or any investigation made by or on behalf of any Party, the covenants, representations and warranties will continue in full force and effect. Closing will not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

Section 11.10	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the subject matter hereof. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 11.11	Successors and Assigns.

(1)	This Agreement becomes effective only when executed by the Parties. After that time, it will be binding upon and enure to the benefit of the Parties and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Parties.

Section 11.12	Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

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Section 11.13	Governing Law.

(1)	This Agreement is governed by and will be interpreted and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(2)	Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of British Columbia situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inappropriate forum.

Section 11.14	Counterparts.

This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CannaPharmaRx CANADA CORP.

By:	/s/ Dominic Colvin
Name: Dominic Colvin Title: President & CEO

CannaPharmaRx, Inc.

By:	/s/ Dominic Colvin
Name: Dominic Colvin Title: CEO

SUNNIVA INC.

By:	/s/ Dr. Anthony Holler
Name: Dr. Anthony Holler Title: Chairman & CEO

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